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                                                                    EXHIBIT 3.42

                                     BYLAWS
                                       OF
                     IESI PA BETHLEHEM LANDFILL CORPORATION

These Bylaws are supplemental to the Delaware Business Corporation Law and other applicable provisions of law, as the same shall from time to time be in effect.

ARTICLE I.          MEETINGS OF SHAREHOLDERS.

     SECTION 101. PLACE OF MEETINGS AND REGISTERED OFFICE. All meetings of the shareholders shall be held at such place or places, both inside and outside the State of Delaware, as shall be determined by the Board of Directors from time to time. The Corporation shall have an initial registered office in the State of Delaware, at 1209 Orange Street, Wilmington, DE 19801. The Board of Directors may change the registered office from time to time. The Board of Directors may also cause the Corporation to have other offices both inside and outside the State of Delaware.

     SECTION 102. ANNUAL MEETINGS. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such time and place as the Board of Directors shall fix. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable law.

     SECTION 103. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by any member of the Board of Directors, the President, the Executive Vice Presidents or by the shareholders entitled to cast at least one-half of the vote which all shareholders are entitled to cast at the particular meeting.

     SECTION 104. CONDUCT OF SHAREHOLDERS' MEETINGS. The President shall preside at all shareholders' meetings. The officer presiding over the shareholders' meeting may establish such rules and regulations for the conduct of the meeting as he deems to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. Unless the officer presiding over the shareholders' meeting otherwise requires, shareholders need not vote by ballot on any questions.

ARTICLE II.         DIRECTORS AND BOARD MEETINGS.

     SECTION 201. MANAGEMENT BY BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Articles of Incorporation or these Bylaws directed or required to be exercise or done by the shareholders.

     SECTION 202. NOMINATION FOR DIRECTORS. Nominations for directors to be elected by an annual meeting of shareholders may be submitted to the Secretary of the Corporation any time prior to the election of directors at the shareholders' meeting.

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     SECTION 203.   NUMBER OF DIRECTORS. The Corporation's initial Board of
Directors shall consist of three (3) persons. Subject to the applicable law, the number of directors may be increased or reduced from time to time by resolution of the Board of Directors, however, at no time may the number of directors be less than (1) director or more than seven (7) directors.

     SECTION 204. RESIGNATIONS. Any director may resign at any time. Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.

     SECTION 205. COMPENSATION OF DIRECTORS. No director shall be entitled to any salary as such; but the Board of Directors may fix from time to time, a reasonable annual fee for acting as a director and a reasonable fee to be paid each director for his or her services in attending meetings of the Board or meetings of committees appointed by the Board. The Corporation may reimburse directors for expenses related to their duties as a member of the Board.

     SECTION 206. ANNUAL MEETINGS. An annual meeting of the Board of Directors shall be held in each calendar year immediately following the annual meeting of shareholders.

     SECTION 207. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the President, Executive Vice Presidents or any member of the Board of Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than the annual meeting of the Board of Directors. Notice of the time and place of every meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least three business days before the time of such meeting.

     SECTION 208. CONDUCT OF DIRECTORS' MEETINGS. The Board of Directors may select one or two directors to act as chairman, vice-chairmen or co-chairmen at its meetings. The chairman alone or both co-chairmen together, as applicable, may establish such rules and regulations for the meeting as the chairman alone or as both co-chairman together, as applicable, deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. The Board of Directors may hold a meeting by means of conference, telephone, or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in this manner shall constitute presence in person at such meeting.

     SECTION 209. REPORTS AND RECORDS. The reports of officers and committees and the records of the proceedings of all committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next annual meeting. The Board of Directors shall keep complete records of its proceedings in a minute book kept for the purpose. When a director shall request it, the vote of each director upon a particular question shall be recorded in the minutes.

     SECTION 210. COMMITTEES. In the absence or disqualification of any member of any committee or committees established by the Board of Directors, the member or members thereof present at any meeting of such committee or committees, and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

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ARTICLE III.        OFFICERS.

     SECTION 301. OFFICERS. The officers of the Corporation shall be a President, Executive Vice Presidents, Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as the Board of Directors may from time to time deem advisable. The same individual may hold two or more offices. The following officers shall be elected by the Board of Directors at the time, in the manner and for such terms as the Board of Directors from time to time shall determine: President, Executive Vice President, Vice President, Secretary and Treasurer. The President may appoint such other officers and assistant officers as he deems advisable for such periods as he determines. The President may remove any officer at any time, with out without cause, regardless of the term for which such officer was elected, but without prejudice to any contract right of such officer.

     SECTION 302. PRESIDENT. The President shall be the chief executive officer of the Corporation, and, subject to the control of the Board of Directors and such limitations as may be provided by the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. Unless a designation to the contrary shall be made at a meeting, the President shall, when present, preside at all meetings of the shareholders and of the Board of Directors. As authorized by the Board of Directors, he shall execute and seal, or cause to be sealed, all instruments required to be executed by the Corporation, except to the extent that signing and execution thereof is done by an Executive Vice President as provided in Section 303 below or shall have been expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Upon request of the Board of Directors, he shall report to the Board all matters which the interest of the Corporation may require to be brought to their notice.

     SECTION 303. EXECUTIVE VICE PRESIDENT. The Executive Vice President or Executive Vice Presidents, in order of their seniority, unless otherwise determined by the Board of Directors, and in the absence or disability of the President, shall perform the duties and exercise the powers of the President. The Executive Vice Presidents shall perform powers of the President. The Executive Vice Presidents shall perform such duties as prescribed by the President and Board of Directors and shall have the authority to bind and execute documents on behalf of the Corporation.

     SECTION 304. VICE PRESIDENT, SECRETARY, TREASURER AND ASSISTANT OFFICERS. The Vice President or Vice Presidents, in the order of their seniority, unless otherwise determined by the Board of Directors, and in the absence or disability of the President and Executive Vice Presidents, shall perform all such duties as may be prescribed by the President or the Board of Directors.

          The Vice Present or Vice Presidents, the Secretary, the Treasurer, the Assistant Secretary or Secretaries, and the Assistant Treasurer or Treasurers, shall act under the direction of the President, and shall perform all such duties as may be prescribed by the President or the Board of Directors.

     SECTION 305. COMPENSATION. Unless otherwise provided by the Board of Directors, the salaries and compensation of all officers and assistant officers, except President, shall be fixed by or in the manner designated by the President.

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     SECTION 306.   GENERAL POWERS. The officers are authorized to do and
perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the directions of the Board of Directors.

ARTICLE IV.         INDEMNIFICATIONS.

     SECTION 401. MANDATORY INDEMNIFICATION. The Corporation shall, to the full extent permitted by the Delaware Corporation Law, as amended from time to time, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Corporation or of any of its subsidiaries.

     SECTION 402. OPTIONAL INDEMNIFICATION. In all situations in which indemnification is not mandatory under Section 401 hereof, the Corporation may, to the full extent permitted by the Delaware Corporation Law, as amended from time to time, indemnify all persons whom it is empowered to indemnify pursuant thereto.

ARTICLE V.          SHARES OF CAPITAL STOCK.

     SECTION 501. AUTHORITY TO SIGN SHARE CERTIFICATES. Every share certificate of the Corporation shall be signed by the President and by the Secretary. Certificates may be signed by a facsimile signature of the President and the Secretary or one of the Assistant Secretaries of the Corporation.

     SECTION 502. LOST OR DESTROYED CERTIFICATES. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate, if such person shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and (c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.

ARTICLE VI.         GENERAL.

     SECTION 601. FISCAL YEAR. The fiscal year of the Corporation shall begin on January 1 in each year and end on December 31st in each year.

     SECTION 602. RECORD DATE. The Board of Directors may fix any time whatsoever (whether or not the same is more than fifty days prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect) as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares.

     SECTION 603. ABSENTEE PARTICIPATION IN MEETINGS. One or more shareholders or directors may participate in a meeting of shareholders, a meeting of the Board of Directors, or of a

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committee of the Board, as applicable, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.

     SECTION 604. EMERGENCY BYLAWS. In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of these Bylaws:

     (a) A meeting of the Board of Directors or of any committee thereof may be called by any officer or director upon one hour's notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

     (b) The director or directors in attendance at the meeting of the Board of Directors or of any committee thereof shall constitute a quorum; and

     (c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

     SECTION 605. NO ANNUAL REPORT REQUIRED. The directors of this Corporation shall not be required to send or cause to be sent to the shareholders of this Corporation any annual financial reports.

     SECTION 606. SEVERABILITY. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VII.        AMENDMENT OR REPEAL.

     SECTION 701. AMENDMENT OR REPEAL BY THE BOARD OF DIRECTORS. The Bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the Board of Directors at any regular or special meeting of the Board duly convened. Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered.

     SECTION 702. RECORDING AMENDMENTS AND REPEALS. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of each such amendment or repeal.

ARTICLE VIII.       APPROVAL OR AMENDED BYLAWS AND RECORD OF AMENDMENTS AND
                    REPEALS.

     SECTION 801. APPROVAL AND EFFECTIVE DATE. These Bylaws have been approved as the Bylaws of the Corporation this 26th day of March, 1998, and shall be effective as of said date.

     SECTION 802.   AMENDMENTS OR REPEALS.

     SECTION INVOLVED         DATE AMENDED OR REPEALED         APPROVED BY

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